EXHIBIT 99.1

Quanex Fiscal Third Quarter 2005 Results

 Record Net Sales & Diluted Earnings per Share from Continuing Operations
            Cash Provided by Operating Activities Up 119% YTD
     Company Reduces Outstanding Revolver Debt by 73% in the Quarter
      Increases Common Stock Cash Dividend 15%; Raises 2005 Guidance

HOUSTON, Aug. 25, 2005 -- Quanex Corporation (NYSE:NX) today reported record fiscal third quarter net sales and income from continuing operations. Diluted earnings per share from continuing operations were $1.71, a third quarter record and more than double year ago quarterly results of $0.82. Third quarter diluted earnings per share were $1.70.

 Quarterly Highlights
 --------------------
  -- Return on invested capital was 19.7% compared to 8.6% in the year ago period.
  -- Third quarter net sales were $498.8 million, up 24% over the year ago quarter.
  -- Net sales from Mikron Industries, acquired in December 2004, were up 14% from the year ago quarter; earnings were $0.17 per diluted share after interest expense.
  -- Vehicular Products and Building Products segment operating income for the quarter were up 93% and 121%, respectively, over last year's third quarter.
  -- Income from continuing operations set a third quarter record of
     $45.0 million, compared to $20.5 million in the year ago quarter.
  -- Common stock cash dividend was increased to $0.155 per quarter.
  -- Outstanding revolver bank debt was reduced by $80 million.
  -- Total debt to capitalization at quarter end was 21.2%; cash and equivalents were $8.8 million.

 Selected Quarterly Financial Information
 ----------------------------------------

                              3rd qtr 2005    3rd qtr 2004    inc/(dcr)
                              ------------    ------------    ---------
 Net Sales                        $498.8          $403.0          24%
 Operating Income                   76.4            34.5         122%
 Income from Continuing Ops.        45.0            20.5         119%

 EPS: Basic Earnings from
  Continuing Ops.                  $1.78           $0.83         114%

 EPS: Diluted Earnings
  from Continuing Ops.              1.71            0.82         109%

 Segment Commentary
 ------------------
 Vehicular Products
                               3rd qtr 2005     3rd qtr 2004  inc/(dcr)
                               ------------     ------------  ---------
 Net Sales                         $240.0           $226.8         6%
 Operating Income                    48.1             25.0        93%

The Vehicular Products segment is focused on providing customers with value-added, engineered steel bar and extrusion products. Key market drivers are light vehicle builds (appx. 65% of segment sales) and heavy duty truck builds (appx. 15% of segment sales).

"While our average selling price was up in the quarter, demand was off versus a year ago due to inventory adjustments and significant production cutbacks by two of our major end users -- General Motors and Ford. Consequently, our engineered steel bar shipments were down from year ago levels," said Raymond A. Jean, chairman and chief executive officer. "We now expect the OEMs to build vehicle stocks to more normalized levels in the back half of the calendar year, and we are therefore looking for improved bar shipments in our fourth quarter over the third, although down from the frenzied pace of our fourth quarter 2004. Margins remained excellent in the segment and operating income nearly doubled compared to the year ago quarter, the benefit of higher selling prices and falling scrap costs," continued Jean.

 Building Products
                      3rd qtr 2005     3rd qtr 2004      inc/(dcr)
                      ------------     ------------      ---------
 Net Sales               $258.9           $177.1            46%
 Operating Income          42.8             19.4           121%

The Building Products segment is focused on providing window and door OEM customers with engineered products and components, and is also a leading provider of common alloy aluminum sheet. Key market drivers are housing starts (appx. 50% of segment sales) and remodeling activity (appx. 50% of segment sales).

"The overall housing outlook remained positive during our third quarter, with annualized housing starts hovering around the 2 million mark. Some of our window and door customers were adversely impacted early in the quarter by severe weather, primarily in their Northeast markets," Jean said. "Offsetting this impact were excellent operating results at our aluminum sheet business, which had a very strong quarter. Our painted sheet sales remained very strong and accounted for nearly 45% of all sheet sales in the quarter, thanks, in part, to excellent operating performance at our Alabama facility. Also, we're pleased with what we see at Mikron. They are on a sharp growth curve given their new programs and the strong performance of their customer base," said Jean.

Cash Flow

"Cash provided by operating activities remains extremely strong, and for the nine months ended July, we generated $160.7 million compared to $73.5 million in the year ago period. In December 2004, we borrowed $200 million from our revolving credit line to finance the acquisition of Mikron. Through July, the outstanding balance was reduced by $170 million, or 85%, with $80 million of that paid down in the third quarter alone. Once again, Quanex finds itself in an enviable financial position with a low debt to capitalization ratio that provides us with excellent financial flexibility. Today we increased our quarterly cash dividend from $0.135 to $0.155 per share, which equates to a $0.62 per share dividend on an annualized basis. This action is consistent with both our excellent financial results and our prospects for the future," continued Jean.

Outlook

Consistent with a strong housing market and the acquisition of Mikron, Quanex expects an excellent fourth quarter from its window and door components businesses.

At its engineered steel bar business, Quanex entered the fourth quarter with a lower backlog compared to the year ago period. However, the vehicular supply chain inventory correction is coming to an end and production schedules are expected to increase to replenish low dealer stocks with 2006 models. While the precise timing remains an issue, the Company does expect demand at its engineered steel bar business to regain momentum through calendar 2005.

At the aluminum sheet business, demand is off modestly from year ago levels as customers rebalance inventories. However, with robust end markets, combined with strong margins and a healthy mix of value-added products, the business is expected to have an excellent quarter.

Consolidating expected segment results, Quanex looks to report record fiscal 2005 diluted earnings per share from continuing operations in a range of $6.10 to $6.20, up from fiscal 2004's $2.30, and higher than the Company's previous guidance of $5.75 to $6.00 issued on May 26, 2005. The Company cautions that its combination of short cycle businesses and volatile raw material costs, particularly for steel scrap, makes forecasting problematic.

Other

Quanex continues to incur substantial costs related to its Sarbanes-Oxley activities and estimated that external costs were approximately $3.7 million, or $0.09 per diluted share in the quarter.

The Company continues to account for stock options using the current transition provisions of SFAS No. 123. Accordingly, Quanex does not reflect the option expense in its income statement or diluted earnings per share. However, the Company does disclose the impact to net income and diluted earnings per share in footnotes to its SEC financial statements. Expensing stock options in the third quarter would have reduced net income by about $542,000 and would have reduced diluted earnings per share by $0.02. Quanex will begin expensing stock options in its fiscal 2006 first quarter.

On January 26, 2005, the Company irrevocably elected, pursuant to the indenture governing its 2.50% convertible senior debentures due 2034, to settle the principal amount of the debentures in cash when they become convertible and are surrendered by the holders thereof. Allowing for this election and using an average stock price of $53.04 for its third fiscal quarter, the Company's diluted earnings per share were reduced by $0.04. The Company estimates that for each $3.00 increase in its stock price above the debenture's conversion price of approximately $38.30, diluted earnings per share will be reduced by about $0.01 per quarter. On August 1, 2005, the Company announced, as required, that its debentures were convertible by holders in accordance with the terms of the indenture.

Dividend Declared

The Board of Directors increased the Company's quarterly cash dividend by $0.02 and declared $0.155 per share on the common stock, payable September 30, 2005, to shareholders of record on September 15, 2005.

Corporate Profile

Quanex Corporation, with expected 2005 sales of $2 billion, is an industry-leading manufacturer of value-added, engineered materials and components serving the vehicular products and building products markets.

Financial Statistics as of 07/31/05

Book value per common share: $24.74; Total debt to capitalization: 21.16%; Return on invested capital: 19.69%; Return on common equity: 26.21%; Actual number of common shares outstanding: 25,268,137

Definitions

Book value per common share -- calculated as total stockholders' equity as of balance sheet date divided by actual number of common shares outstanding;

Total debt to capitalization -- calculated as the sum of both the current and long term portion of debt, as of balance sheet date, divided by the sum of both the current and long term portion of debt plus total stockholders' equity as of balance sheet date;

Return on invested capital -- calculated as the total of the prior 12 months net income plus prior 12 months after-tax interest expense and capitalized interest, the sum of which is divided by the trailing five quarters average total debt (current and long term) and total stockholders' equity;

Return on common equity -- calculated as the prior 12 months net income, divided by the trailing five quarters average common stockholders' equity.

Statements that use the words "expect," "should," "believe," "will," "might," or similar words reflecting future expectations or beliefs are forward-looking statements. The statements found above are based on current expectations. Actual results or events may differ materially from this release. Factors that could impact future results may include, without limitation, the effect of both domestic and global economic conditions, the impact of competitive products and pricing, and the availability and cost of raw materials. For a more complete discussion of factors that may affect the Company's future performance, please refer to the Company's most recent 10-K filing (December 21, 2004) under the Securities Exchange Act of 1934, in particular the sections titled, "Private Securities Litigation Reform Act" contained therein.

For additional information, visit the Company's website at www.quanex.com.

 QUANEX CORPORATION
 CONSOLIDATED STATEMENTS OF INCOME
 (In thousands, except per share data)
 (Unaudited)

    Three Months ended                         Nine months ended
          July 31,                                  July 31
  ----------------------                     ----------------------
      2005        2004                           2005        2004
  ----------  ----------                     ----------  ----------

   $ 498,796   $ 403,017   Net sales         $1,502,737   $1,027,936
     378,824     337,637   Cost of sales      1,157,784      880,142
                           Selling, general
                            and
                            administrative
      27,300      17,734    expense              75,036       46,158
                           Depreciation and
      16,275      13,178    amortization         48,402       38,040
                           Gain on sale of
         --          --     land                    --          (454)
  ----------  ----------                     ----------   ----------
      76,397      34,468   Operating income     221,515       64,050
      (2,491)     (1,735)  Interest expense      (7,841)      (4,491)
        (749)       (209)  Other, net            (2,088)         613
  ----------  ----------                     ----------   ----------
                           Income from
                            continuing
                            operations
      73,157      32,524    before taxes        211,586       60,172
                           Income tax
     (28,166)    (12,022)   expense             (81,461)     (22,235)
  ----------  ----------                     ----------   ----------
                           Income from
                            continuing
      44,991      20,502    operations          130,125       37,937
                           Gain (loss) from
                            discontinued
                            operations, net
       (276)      (2,744)   of taxes             (6,190)      (2,208)
  ----------  ----------                     ----------   ----------
  $   44,715  $   17,758   Net income        $  123,935   $   35,729
  ==========  ==========                     ==========   ==========

                           Basic earnings
                            per common
                            share:

                           Earnings from
                            continuing
  $     1.78  $     0.83    operations       $     5.18   $     1.54
                           Gain (loss) from
                            discontinued
  $    (0.01) $    (0.11)   operations       $    (0.25)  $    (0.09)
  ----------  ----------                     ----------   ----------
                           Basic earnings
  $     1.77  $     0.72    per share        $     4.93   $     1.45
  ----------  ----------                     ----------   ----------

                           Diluted earnings
                            per common
                            share:

                           Earnings from
                            continuing
  $     1.71  $     0.82    operations       $     4.98   $     1.52
                           Gain (loss) from
                            discontinued
  $    (0.01) $    (0.11)   operations       $    (0.23)  $    (0.09)
  ----------  ----------                     ----------   ----------
                           Diluted earnings
  $     1.70  $     0.71    per share        $     4.75   $     1.43
  ----------  ----------                     ----------   ----------

                           Weighted average
                            common shares
                            outstanding:

      25,238      24,696   Basic                 25,133       24,602
      26,630      25,086   Diluted               26,394       25,002

                           Cash dividends
  $   0.1550  $   0.1267    per share        $   0.4250   $   0.3533

  QUANEX CORPORATION
  INDUSTRY SEGMENT INFORMATION
  (In thousands)
  (Unaudited)

    Three months ended                      Nine months ended
          July 31,                                July 31,
  ----------------------                 ----------------------
    2005          2004                      2005          2004
  ---------    ---------                 ----------    ----------
                          Net sales:
                           Vehicular
  $ 239,923    $ 225,956   Products      $  803,943    $  570,484
                           Building
    258,873      177,061    Products        698,794       457,452
  ---------    ---------                 ----------    ----------

  $ 498,796    $ 403,017  Net sales      $1,502,737    $1,027,936
  ---------    ---------                 ----------    ----------

                          Operating
                           income:
                           Vehicular
  $  48,109    $  24,952    Products     $  153,331    $   47,530
                           Building
     42,803       19,406    Products         96,267        35,718
                           Corporate and
    (14,515)      (9,890)   Other           (28,083)      (19,198)
  ---------    ---------                 ----------    ----------
                           Operating
  $  76,397    $  34,468    Income       $  221,515    $   64,050
  ---------    ---------                 ----------    ----------

 QUANEX CORPORATION
 CONSOLIDATED BALANCE SHEETS
 (In thousands)
 (Unaudited)

           July 31,                                 October 31,
 ------------------------------------------------------------------
      2005         2004                        2004           2003
 ------------------------------------------------------------------
                          Assets
                          Cash and
 $    8,827   $  39,071  equivalents        $  41,743   $    22,108
                         Accounts and
                          notes
                          receivable,
    171,584     172,265    net                176,358       104,009
    132,742     115,354  Inventories          115,367        68,626
                         Deferred
     10,870       7,876   income taxes         10,744         5,320
                         Other current
      4,030       3,005   assets                2,363         1,499
                         Current
                          assets of
                          discontinued
        132      38,163   operations            9,759        31,886
 ------------------------------------------------------------------
                          Total current
    328,185     375,734    assets             356,334       233,448
                         Property,
                          plant and
    962,951     834,584   equipment           842,147       742,602
                         Less
                         accumulated
   (533,314)   (479,850)  depreciation       (491,165)     (443,869)
 ----------   ---------                     ---------   -----------
                         Property,
                          plant and
                          equipment,
    429,637     354,734   net                 350,982       298,733
    199,603     138,924  Goodwill, net        134,670        66,436
                         Cash surrender
                          value
                          insurance
     23,724      24,972   policies, net        24,439        24,536
                         Intangibles,
     84,130      28,137   net                  27,556         2,755
      9,231       9,600  Other assets           9,391         3,517
                         Long-term
                          assets of
                          discontinued
      2,679      38,774   operations           26,150        53,689
 ------------------------------------------------------------------
 $1,077,189   $ 970,875   Total assets      $ 929,522   $   683,114
 ==================================================================
                         Liabilities
                          and
                          stockholders'
                          equity
                         Accounts
 $  134,275   $ 137,053   payable           $ 161,674   $    80,791
                         Accrued
     65,697      41,170   liabilities          45,844        33,764
                         Income taxes
      8,421       7,901   payable               4,127         7,641
                         Current
                          maturities of
      2,669       3,554   long-term debt          456         3,877
                         Current
                          liabilities
                          of
                          discontinued
        330      14,622   operations            4,102        14,592
 ------------------------------------------------------------------
                           Total
                            current
    211,392     204,300     liabilities       216,203       140,665
    165,167     190,558  Long-term debt       130,496        15,893
                         Deferred
                          pension
      8,813       6,444   credits               8,804         7,781
                         Deferred
                          postretirement
                          welfare
      7,590       7,864   benefits              7,745         7,845
                         Deferred
     48,563      66,731   income taxes         53,983        49,938
                         Non-current
                          environmental
      7,520       8,047   reserves              8,188        13,517
                         Other
      2,971       2,771   liabilities           2,973           283
                         Long-term
                          liabilities
                            of
                          discontinued
         --       1,714   operations              423         2,033
 ------------------------------------------------------------------
                           Total
    452,016     488,429     liabilities       428,815       237,955
 ------------------------------------------------------------------
                           Total
                            stockholders'
    625,173     482,446     equity            500,707       445,159
 ------------------------------------------------------------------
                           Total
                            liabilities
                            and
                            stockholders'
 $1,077,189   $ 970,875     equity          $ 929,522   $   683,114
 ==================================================================

 QUANEX CORPORATION
 CONSOLIDATED STATEMENTS OF CASH FLOW
 (In thousands)
 (Unaudited)

                                              Nine months ended
                                                   July 31,
                                            ---------------------
                                               2005         2004
                                            ---------   ---------
 Operating activities:
  Net income                                $ 123,935   $  35,729
 Loss from discontinued operations              6,190       2,208
                                            ---------   ---------
 Net income from continuing operations        130,125      37,937
 Adjustments to reconcile net income
  to cash provided by operating
  activities:
    Gain on sale of land                           --        (454)
    Depreciation and amortization              48,851      38,439
    Deferred income taxes                      (4,303)     11,340
    Deferred pension and
     postretirement benefits                     (145)     (1,318)
                                            ---------   ---------
                                              174,528      85,944
 Changes in assets and liabilities,
  net of effects from acquisitions
   and dispositions:
  Decrease (Increase) in accounts
   and notes receivable                        16,423     (45,070)
  Decrease (Increase) in inventory             (6,162)     (7,031)
  Increase (Decrease) in accounts
   payable                                    (40,860)     34,341
  Increase (Decrease) in accrued
   liabilities                                  1,106       4,390
  Increase (Decrease) in income
   taxes payable                               19,204      (2,947)
  Other, net                                     (775)      1,408
 Operating cash flow from
  discontinued operations                      (2,730)      2,482
                                            ---------   ---------
 Cash provided by operating
   activities                                 160,734      73,517
 Investment activities:
  Acquisitions, net of cash
   acquired                                  (200,519)   (214,579)
  Proceeds from sale of land                       --         637
  Proceeds from sale of discontinued
   operations                                  11,592          --
  Capital expenditures, net of
   retirements                                (35,475)    (11,904)
  Other, net                                      669        (471)
  Cash used for investment activities
   from discontinued operations                  (179)     (1,345)
                                             ---------   ---------
 Cash used for investment activities         (223,912)   (227,662)
 Financing activities:
  Bank borrowings (repayments), net            29,710     175,000
  Common dividends paid                       (10,351)     (8,386)
  Issuance of common stock, net                10,328       9,667
  Other, net                                      565      (5,182)
                                            ---------   ---------

 Cash provided by financing activities         30,252     171,099
                                            ---------   ---------
   Effect of exchange rate changes on
   cash and equivalents                            10           9
 Increase (Decrease) in cash                  (32,916)     16,963

 Beginning of period cash and
  equivalents                                  41,743      22,108
                                            ---------   ---------
 End of period cash and equivalents         $   8,827   $  39,071
                                            =========   =========

CONTACT: Quanex Corp., Houston
         Financial:  Jeff Galow
                     713-877-5327
         Media:      Valerie Calvert
                     713/877-5305